First Business March 23, 2015 David R. Seiler W136 N6553 Cobblestone Drive Menomonee Falls, WI 53051 Dear Dave: We are pleased to confirm our offer of employment with First Business Financial Services, Inc. The terms noted in this letter supersede any we have discussed previously. If the conditions set out below are acceptable to you, please sign this letter and return it to me by March 30, 2016. Starting Date: On or before April 18, 2016 Title: Chief Operating Officer Supervisor: Corey Chambas, President & CEO Starting Salary: $250,000/year Equity Program: You will receive $125,000 of restricted stock of First Business Financial Services, Inc., issued at the next scheduled quarterly issue date following the relocation of your residence to the Madison area. The stock will vest over four years in equal installments; 25% on each subsequent anniversary date. The restricted stock agreement contains non-solicitation of client and protection of leadership pool provisions. As an executive officer, you will be eligible for annual equity grants, with a total value of 25% of our base salary. The company and the executive must be performing at an acceptable level for grants to be made. Annual Incentive Bonus Program: You will be eligible for the board approved Annual Incentive Bonus Program. Your bonus will be calculated as a percentage of base compensation (pro-rated in 2016 based on your hire date) and ranges from 0% - 75%, with a targeted payout of 35%. Payment is based on company and individual performance. Change In Control Severance Agreement: You will be provided a Change-in-Control Severance Agreement upon relocating your residence to the Madison area. Relocation Package: You will receive a relocation package valued at approximately $27,000. First Business Financial Services, Inc. www.firstbusiness.com 401 Charmany Drive, Madison, WI 53719 608.238.8008

David R. Seiler Page 2 March 23, 2016 Vehicle Allowance: You will receive a vehicle allowance of $350/month. Business mileage is reimbursed at the IRS approved rate. Vacation: Five weeks (25 days) per calendar year. Sick Time: Accrues at 1/2 day per month. Sick time can be accumulated to a maximum of 66 days. 401(k) Plan: First Business provides a 401(k) plan that allows employees to save for a secure retirement. This program allows participants to make pre-tax contributions to their 401(k) retirement savings account starting the first of the month following 30 days of employment. After six months of employment, First Business will match employee deferrals dollar for dollar up to 3%. An after-tax Roth provision is also provided through this plan. An additional annual discretionary employer contribution is made to eligible participants after one year of employment. The amount is based on the company's performance and is targeted at 4%. Disability Insurance: Group short-term and long-term disability insurance will be provided Life Insurance: Two times base salary You will also be eligible to participate in the employee benefit programs available to employees as provided for in the employee handbook. As you know, employment is at will and subject to the terms and conditions outlined in our employee handbook and employment policies as amended from time to time. This letter is not an employment contract. This offer is subject to satisfactory results of a criminal background check, reference checking, a controlled substance test, and verification of your highest level of education. This offer is also subject to First Business Financial Services, Inc. board approval. Dave, we look forward to working with you and know you will be a valuable asset to our team. Please indicate your acceptance of the terms of this offer by signing below and returning a copy to me. Sincerely, Corey Corey Chambas President & Chief Executive Officer Acknowledged and agreed to by: /s/ David R. Seiler 3/25/2016 David R. Seiler Date First Business Financial Services, Inc. www.firstbusiness.com 401 Charmany Drive, Madison, WI 53719 608.238.8008